Exhibit 99
InfrastruX Group, Inc.
Index to Historical
Condensed Consolidated Financial Statements
Willbros Group, Inc.
Index to Unaudited Pro Forma
Condensed Income Statement

Page
Unaudited Pro Forma Condensed Income Statement — Introductory Information	30
Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2010	32
Notes to Unaudited Pro Forma Condensed Consolidated Income Statement	33

INFRASTRUX GROUP, INC.
Condensed Consolidated Balance Sheets
(In thousands of dollars, except par value and shares)
(Unaudited)

	December 31,	June 30,
	2009	2010
Assets

Current assets:
Cash and cash equivalents	$19,742	9,012
Accounts receivable, net	95,589	125,121
Inventories	22,877	21,417
Prepaid expenses and other current assets, net	24,540	29,936
Income taxes receivable	11,461	9,865
Deferred tax assets	4,463	3,339

Total current assets	178,672	198,690

Property and equipment, net	132,127	128,015
Goodwill	57,426	57,426
Intangibles, net	86,993	82,764
Other assets	25,170	23,711

Total assets	$480,388	490,606

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$10,641	16,653
Other current liabilities	66,464	78,685
Current portion of capital lease obligations	3,840	3,072
Current portion of long-term debt	4,306	3,818

Total current liabilities	85,251	102,228

Capital lease obligations, less current portion	3,157	1,905
Deferred tax liabilities	14,702	9,696
Long-term debt, less current portion	255,374	271,620
Other long-term liabilities	25,013	25,287
Preferred stock subject to mandatory redemption, net	20,537	22,149

Total liabilities	404,034	432,885

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value. Authorized, 300,000,000 shares; issued and outstanding, 48,968,161 and 49,029,869 shares at December 31, 2009, and June 30, 2010, respectively	490	490
Additional paid-in capital	187,286	187,851
Accumulated deficit	(110,898)	(130,491)
Accumulated other comprehensive loss	(524)	(129)

Total shareholders’ equity	76,354	57,721

Total liabilities and shareholders’ equity	$480,388	490,606

See accompanying notes to condensed consolidated financial statements.

INFRASTRUX GROUP, INC.
Condensed Consolidated Statements of Operations
(In thousands of dollars, except per share amounts and shares)
(Unaudited)

	Six Months Ended June 30,
	2009	2010

Revenues	$316,788	308,316
Cost of revenues	285,689	277,614

Gross profit	31,099	30,702

Selling, general and administrative expenses	30,378	30,601
Amortization of intangibles	3,606	3,611

Operating loss	(2,885)	(3,510)

Other (income) expense:
Interest expense	7,475	17,203
Interest income	(32)	(13)
Other, net	1,551	2,164

Total other expense	8,994	19,354

Loss before income taxes	(11,879)	(22,864)

Income tax benefit	2,818	3,271

Net loss	$(9,061)	(19,593)

Net loss per share — basic and diluted	$(0.18)	(0.40)

Weighted average shares outstanding — basic and diluted	49,099,673	49,208,846
See accompanying notes to condensed consolidated financial statements.

INFRASTRUX GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands of dollars)
(Unaudited)

	Six Months Ended June 30,
	2009	2010
Cash flows from operating activities:
Net loss	$(9,061)	(19,593)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,137	19,384
Amortization of financing costs	861	1,518
Amortization of preferred stock issuance costs	—	16
Share-based compensation expense	888	701
Bad debt expense	(1,395)	(338)
Deferred rent	—	(108)
Deferred income taxes	3,136	(3,882)
Unrealized loss on derivative	(1,570)	1,830
(Gain) loss on sale of equipment	(64)	(235)
Preferred stock subject to mandatory redemption interest not currently payable	—	1,596
Term loan interest not currently payable	631	788
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	37,696	(29,194)
Inventories	(690)	1,460
Prepaid expenses and other current assets, net	(5,086)	(4,529)
Other long-term assets	12	913
Accounts payable	(5,013)	5,859
Income taxes receivable	(7,359)	1,596
Other current liabilities	(37,172)	12,210
Other liabilities	119	(693)

Net cash used in operating activities	(3,930)	(10,701)

Cash flows from investing activities:
Capital expenditures	(18,394)	(11,112)
Payment for patents and trademarks	(133)	(49)
Proceeds from sale of equipment	248	489

Net cash used in investing activities	(18,279)	(10,672)

Cash flows from financing activities:
Proceeds from revolving line of credit	29,000	35,000
Payments of debt modification/issuance costs	(928)	(1,839)
Payments on term loan	(2,028)	(1,221)
Payments on revolving line of credit	(7,000)	(18,000)
Payments on long-term debt — equipment financing	(839)	(809)
Payments on capital lease obligations	(3,184)	(2,020)
Net cash provided by financing activities	15,021	11,111
Effect on cash flow of foreign currency transactions	(29)	(468)

Net decrease in cash	(7,217)	(10,730)

Cash and cash equivalents:
Beginning of year	20,580	19,742

End of year	$13,363	9,012

Supplemental disclosures of noncash investing and financing activities:
Noncash investing and financing activities:
Assets acquired with capital lease obligations	$243	—
Assets acquired with vendor debt	1,466	—
Accrued capital expenditures	404	656
Issuance under the equity incentive plan, net of tax detriment	—	136
Interest rate swap agreement	180	—
Income taxes paid (refund)	1,906	(490)
Cash paid for interest	9,443	12,297
See accompanying notes to condensed consolidated financial statements.

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
(1)	The Company and Summary of Significant Accounting Policies
As of June 30, 2010, InfrastruX Group, Inc. (the Company or InfrastruX) was an approximately 99.9% owned subsidiary of InfrastruX Holdings, LLC, which was an approximately 95.3% owned subsidiary of TPF InfrastruX Holdings, LLC, a wholly owned subsidiary of Tenaska Power Fund, L.P. (TPF). InfrastruX was incorporated in the state of Washington on April 28, 2006. All significant operations for the Company commenced on May 8, 2006 upon the acquisition of the Company by TPF. As discussed in note 16, the Company was acquired by Willbros Group, Inc. on July 1, 2010.

InfrastruX provides design, construction, maintenance, engineering and other infrastructure services to the utility industry. The Company also has subsidiaries that perform work in the United Kingdom, Germany and India.
(a)	Consolidation and Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(b)	Unaudited Interim Financial Information

The unaudited, unreviewed interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the six months ended June 30, 2009 and 2010. The financial data and other information disclosed in these notes to the consolidated financial statements related to the six-month periods are unaudited. The results of the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period for any other future years. You should read this information in conjunction with the separate audited financial statements for the year ended December 31, 2009.

(c)	Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable for all amounts billed and not collected. Also included in accounts receivable are unbilled revenues. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. The retention balances are generally due within one year of the initial billing.

The Company provides an allowance for doubtful accounts when collection of an account receivable is considered doubtful, and receivables are written off against the allowance when deemed
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
uncollectible. The Company reviews the adequacy of the reserves on a regular basis. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the customer’s access to capital, general economic conditions and the ongoing relationship with the customer.
(d)	Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk include accounts receivable. The Company maintains accounts receivable balances, in the normal course of business, from companies primarily in the utility industry or supporting the energy industry. The percentage of accounts receivables from customers representing more than 5% of consolidated accounts receivable consisted of the following:

	December 31	June 30
	2009	2010

Customer A	22.2%	29.7%
Customer B	7.4	5.2
Customer C	10.0	—
Customer D	5.4	6.9
Customer E	6.4	—

	51.4%	41.8%

The percentage of revenues earned from customers representing more than 5% of consolidated revenues consisted of the following:

	Six months ended
	June 30
	2009	2010

Customer A	30.4%	34.7%
Customer B	10.2	—
Customer C	7.3	—
Customer D	5.0	7.1

	52.9%	41.8%

The Company also maintains a cash collateral and receivable balance for its comprehensive insurance coverage with a major insurer to support its obligations under its deductibles. As of December 31, 2009, and June 30, 2010, cash collateral and receivables due from the insurance company of $32,137 and $34,880, respectively, are recorded in prepaid expense and other current assets, net and other assets on the consolidated balance sheets.

As of June 30, 2010, approximately 15.6% of the Company’s hourly employees were represented by various unions and collective bargaining agreements. The Company does not directly negotiate with
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
unions, but instead is represented by assorted contractor associations. Current collective bargaining agreements have varying terms depending on the union and have been renewed as necessary.
(e)	Cash Equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 2009, and June 30, 2010 , the Company had cash equivalents of $16,144 and $5,877, respectively. Cash equivalents represent money market funds and certificates of deposit. At times, bank balances may exceed federally insured limits.

(f)	Inventories

Inventories are stated at the lower of cost, determined on the moving average basis, or replacement cost. Inventories primarily consist of pipe, small tools and other construction-related materials that are charged to a contract upon delivery and installation at the construction site. Other inventory items include maintenance parts, spare component parts, and parts related to the Company’s cable restoration line of service. The Company evaluates inventory regularly and writes down obsolete inventory based on a detailed review of inventory quantities, aging, and expected usage.

(g)	Derivative Instruments and Hedging Activities

The Company’s two interest rate swaps agreements that matured in 2009 were accounted for as either assets or liabilities on the consolidated balance sheets at their respective fair values. Changes in fair value were recorded to interest expense in the consolidated statements of operations.

In April 2009, the Company entered into an interest rate swap, which was designated as an effective cash flow hedge at inception. The gain or loss on the interest rate swap was reported as a component of other comprehensive income (loss) on the consolidated statements of shareholders’ equity and comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. This cash flow hedge was evaluated for hedge effectiveness on a quarterly basis. In connection with the amendment to the InfrastruX Credit Facility in October 2009 (note 8), the Company dedesignated this interest rate swap. All subsequent changes in fair value of the interest rate swap were recorded to interest expense in the consolidated statements of operations. As of December 31, 2009, amounts recorded in other comprehensive income on the consolidated statements of shareholders’ equity and comprehensive income (loss) are the result of cash flow hedge treatment of this interest rate swap from April 2009 to September 2009.

(h)	Long-Lived Assets and Amortizable Intangible Assets

The Company reviews its long-lived assets, including intangible assets with finite useful lives, for impairment if events or changes in circumstances indicate that the carrying value of such asset or asset groups may not be recoverable. The Company assesses these assets for impairment based on estimated future cash flows from these assets. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset or asset groups are compared to its carrying amount to determine if impairment in value has occurred.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
In addition, the Company consolidated the asset groups that roll up into the Eastern reporting unit into a single asset group for the April 2009 evaluation. This change in estimate was incorporated into the April 2009 valuation in response to operational changes the Company made in its efforts to streamline operations and recognize available synergies within the region.

The Company estimates the useful life and fair value of purchased intangible assets at the time of acquisition and periodically reviews these estimates to determine whether these lives are appropriate. The Company’s intangible assets, which primarily consist of customer relationships, trade names, and developed technology, are amortized over their estimated useful lives using the straight-line method.

In addition, the Company’s cable remediation operating unit has patents and trademarks that have been issued and patents and trademarks that are pending. The Company capitalizes these costs, as they are considered probable of being issued, until such time as the patent or trademark is issued, and then amortizes those costs over its estimated useful life. The Company capitalized $285 and $49 of patents and trademarks pending as of December 31, 2009, and June 30, 2010 , respectively.

(i)	Other Assets

Other current assets and other assets consist primarily of prepaid insurance costs and deferred financing costs.

(j)	Insurance

The Company is insured for workers’ compensation, employer’s liability and general liability claims, subject to a deductible of $750 per occurrence. The Company is also insured for auto liability claims, subject to a deductible of $500 per occurrence. Additionally, the Company’s nonunion employee-related healthcare benefit plan is subject to a deductible of $250 per claimant per year.

Losses with respect to claims, including deductibles, are accrued based upon the Company’s estimates of the ultimate liability for claims incurred (including an estimate of claims incurred but not reported), using actuarially calculated claims liability data based on the Company’s claims experience. For these claims, to the extent the Company has insurance coverage above the deductible amounts, the Company has recorded a receivable reflected in other current assets and other assets on the consolidated balance sheets. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of the Company’s liability in proportion to other parties and the number of incidents not reported. The accruals are estimated based upon known facts and historical trends.

(k)	Retirement Plans

The Company has defined contribution plans qualifying under Section 401(k) of the Internal Revenue Code benefiting eligible full-time nonunionized employees who elect to participate. Subject to the applicable plan and its respective design, the plans allow eligible employees to make pretax compensation contributions and each plan provides matching Company contributions for which
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
employees vest in accordance with the applicable plan’s vesting schedule. The Company’s contribution expense consisted of the following:

	Six months ended
	June 30
	2009	2010

Contribution expense	1,955	1,474
In connection with its collective bargaining agreements with various unions, InfrastruX participates with other companies in the unions’ multi-employer pension and other postretirement benefit plans. These plans cover all of InfrastruX’s employees who are members of such unions. The Employee Retirement Income Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. InfrastruX has no intention to withdraw from these plans. The plans do not maintain information on the net assets and actuarial present value of the plans’ unfunded vested benefits allocable to InfrastruX, and the amounts, if any, for which InfrastruX may be contingently liable, are not ascertainable at this time. Contributions to all union multi-employer pension and other postretirement plans by InfrastruX consisted of the following:

	Six months ended
	June 30
	2009	2010
	(Unaudited)
Other contribution expense	$5,008	4,863
(l)	Segment Reporting

The Company’s chief operating decision makers are the Chief Executive Officer and other senior executive officers of the Company. The chief operating decision makers manage the business primarily on a geographic basis, as the Company’s subsidiaries are generally grouped within discrete regions of the country and all offer similar maintenance and construction services to the electric power and natural gas transmission and distribution infrastructure markets. Based on information available to the chief operating decision makers and the manner in which they review operating results and allocate resources, the Company has determined that it has three operating segments based on these geographic areas. Due to the similarities in economic characteristics, service offerings, types of customers, methods of distribution and regulatory environments in which they operate in these geographic areas, management believes that the financial information is properly aggregated into one reportable segment.

(m)	Foreign Currency Translation

The Company’s foreign subsidiaries’ assets and liabilities are denominated in the local currency (British pounds, euros and rupees), and these currencies represent the functional currency of the
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
respective subsidiaries. As such, the Company’s foreign subsidiaries’ assets and liabilities are translated at current exchange rates at the end of each reporting period, while income and expense are translated at average rates for the period. Translation gains and losses are reported as a component of accumulated other comprehensive income (loss).
(n)	Warranty Costs

The Company does not have a general warranty program for the majority of its work. For certain contracts, the Company warrants labor for new installations and construction and servicing of existing infrastructure. The anticipated costs are not considered significant, and no reserve has been provided. One of the subsidiary companies maintains a warranty program, which specifically covers its cable remediation services. A warranty reserve of $2,040 and $2,262 for cable remediation services is recorded in other long-term liabilities on the consolidated balance sheets as of December 31, 2009, and June 30, 2010 , respectively. Warranty activity for this service consisted of the following:

	Six months ended
	June 30
	2009	2010

Balance at the beginning of the period	$1,897	2,040
Warranty expense	596	709
Warranty claims	(477)	(487)

Balance at the end of the period	$2,016	2,262

(o)	Deferred Financing Costs

The current portion of deferred financing costs is included in prepaid expenses and other current assets, net, and the long-term portion of the deferred financing costs is included in other assets on the consolidated balance sheets. Deferred financing costs are amortized in other, net, in the consolidated statements of operations and consisted of the following:

	Six months ended
	June 30
	2009	2010

Amortization of financing costs	$861	1,518
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
(p)	Fair Value of Financial Instruments

Fair Value Measurements

The Company follows a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value. The fair value hierarchy describes three levels of inputs:
Level 1:	Quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data or quoted prices for similar instruments in active markets.

Level 3:	Significant inputs to the valuation model are unobservable.
Financial Liabilities Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis and indicates the level in the fair value hierarchy of the valuation techniques utilized to determine such fair value:

	Level 2
	December 31	June 30
	2009	2010
Liabilities:
Long-term interest rate swap	2,072	3,040
The valuation techniques used to measure the fair value of the Company’s Level 2 liabilities include quoted prices for similar liabilities or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the liabilities. All data is observable in the market or can be derived principally from, or corroborated by, observable market data for which the Company typically receives external valuation information.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
Other Financial Instruments

The Company’s other financial instruments include cash and cash equivalents, receivables, accounts payable and accrued expenses, and certain short-term and long-term borrowings. The Company believes that the fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing interest rates and market pricing models, with the exception of its term loan. The estimated fair value of the term loan, based on the quoted offer price is as follows:

	December 31	June 30
	2009	2010
Financial liabilities:
Term loan:
Carrying value	$239,110	238,678
Fair value	219,982	238,080
(q)	Share-Based Compensation Expense

The Company’s share-based compensation expense is recognized over the period the recipient is required to perform the services in exchange for the award (the vesting period). The Company values awards with graded vesting as single awards and recognizes the related compensation expense using a straight-line attribution method. Excess tax benefits are reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows in the consolidated statements of cash flows.

(r)	Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common stock shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of common stock shares outstanding during the period and potentially dilutive common stock equivalents, except in cases where the effect of the common stock equivalent would be antidilutive. As the Company is in a loss position, basic and diluted net loss per share are the same. The amounts and shares used to compute basic and diluted net loss per shares are as follows:

	Six months ended
	June 30
	2009	2010

Net loss	$(9,061)	(19,593)
Net loss per share, basic and diluted	(0.18)	(0.40)
Weighted average common shares outstanding basic and diluted	49,099,673	49,208,846
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
Potential common stock equivalents that have been issued by the Company are stock appreciation rights, restricted stock units, and Senior Redeemable Convertible Cumulative Preferred Stock plus accrued dividends. Using the treasury stock method, potential common stock shares for outstanding stock appreciation rights and restricted stock units to purchase approximately 4,381,740, 4,258,740 and 3,998,000 shares of common stock were excluded from the calculation of diluted net loss per share for the years ended December 31, 2009, and the six months ended June 30, 2009 and 2010 , respectively, because they were antidilutive. Using the if-converted method for the Senior Redeemable Convertible Cumulative Preferred Stock issued in 2009, the potential common stock shares for the outstanding Senior Redeemable Convertible Cumulative Preferred Stock and accrued dividends to purchase approximately 4,048,582 and 4,180,162 shares of common stock were excluded from the calculation of diluted net loss per share for the year ended December 31, 2009 and the six months ended June 30, 2010 , respectively, because they were antidilutive.

(s)	Accounting Pronouncements Issued Not Yet Adopted

New accounting standards on “Revenue Arrangements with Multiple Deliverables” were issued in September 2009 and updated the current guidance pertaining to multiple-elements revenue arrangements. This new guidance will be effective for our annual reporting period beginning January 1, 2011. We are currently evaluating the impact of this new standard on our financial position, results of operations, cash flows, and disclosures.
(2)	Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change include percentage complete and estimated earnings or losses on construction projects, the allocation of the purchase price of acquired companies, the allowance for doubtful accounts, the fair value of goodwill, asset impairments, the fair value of derivatives, the net realizable value of inventories, the useful lives of long-lived assets, the valuation of deferred tax assets, warranty reserves related to restoration service and insurance reserves. Actual results could differ from those estimates.

During 2008, the Company entered into a new agreement with a significant customer to provide certain transmission and distribution maintenance and construction services over a 10.5-year term that became effective on August 1, 2008 and superseded all previous contracts with this customer. The arrangement provides for certain volume-based thresholds, which correspond with volume-based and other customer incentives. Additionally, the contract requires the Company to maintain certain service levels which, if not achieved, could result in payments to the customer by the Company. The Company’s revenue recognition includes estimates for the volume-based customer incentives based on current and projected performance relative to the thresholds, and includes estimated payments that could result to the customer if service levels are not achieved based on actual and projected performance relative to the service levels. Future
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
changes in these estimates, or divergence in actual incentives or payments from these estimates, could have a material impact on revenue recognized in future periods.

(3)	Goodwill and Intangible Assets

Goodwill

For the year ended December 31, 2009, the Company performed an evaluation of impairment of goodwill at April 30, 2009. For the April 30, 2009 evaluation, the Company used a combination of “income” and “market” approaches to determine fair value. These valuation approaches were weighted 10% and 90% for the “income” and “market” approaches, respectively. Under the “market” approach, the Company estimated the fair value of each reporting unit based on earnings multiples of comparable public companies as well as indicators from interested acquirers based on Level 2 inputs in the fair value hierarchy. Under the “income” approach, the Company used the same valuation method as used in its 2008 impairment test. No impairment charges were required as a result of this evaluation. In May 2009, the Company changed its annual test date to November 30 to better align impairment testing with year-end procedures. Thus, another evaluation of impairment of goodwill was performed as of November 30, 2009. At the November 30, 2009 evaluation date, the Company used a combination of “income” and “market” approaches that were weighted 20% and 80%, respectively.

Intangible Assets

Intangible assets consisted of the following:

		December 31	June 30
	Useful life	2009	2010

Intangible assets:
Customer relationships	13.0 yrs	$90,453	90,453
Trade name valuation	20.0 yrs	4,909	4,909
Developed technology	15.0 yrs	20,004	20,004
Patents issued	12.0 yrs	128	219
Patents pending		554	510
Trademarks issued and pending		63	65

		116,111	116,160
Less accumulated amortization		(29,118)	(33,396)

		$86,993	82,764

(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
Intangible assets are amortized straight-line over the periods noted above. Amortization expense, including developed technology intangible amortization recorded in cost of revenues, for amortizing intangible assets consisted of the following:

	Six months ended
	June 30
	2009	2010

Cost of revenues — development technology	$666	666
Selling, general and administrative expenses	3,606	3,612

Total amortization expense	$4,272	4,278

The remaining weighted average amortization period for all intangible assets as of June 30, 2010 is 9.7 years. Estimated amortization charges for the next five years, 2010 — 2014, from intangible assets as of December 31, 2009 are $8,554 per year.

(4)	Accounts Receivable, Net

Accounts receivable, net, consisted of the following:

	December 31	June 30
	2009	2010

Trade receivables — billed	$68,099	86,863
Unbilled receivables	25,876	36,879
Retainage	2,799	2,029

	96,774	125,771
Less allowance for doubtful accounts	(1,185)	(650)

	$95,589	125,121

The Company generally expects all accounts receivable to be collected within one year. The unbilled receivables include work that has been performed and is billable, but not yet billed, as well as work that has been performed but is not yet allowed to be billed due to contractual terms. Retainage represents amounts held by customers for work performed pending completion of a project or the passage of an agreed-upon date pursuant to contractual provisions.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
The Company’s allowance for doubtful accounts activity consisted of the following:

	Six months ended
	June 30
	2009	2010

Balance at the beginning of the period	$3,406	1,185
Provision for bad debts	(1,395)	203
Deductions for write-offs, net of recoveries	(500)	(738)

Balance at the end of the period	$1,511	650

The provision for bad debts is included in selling, general and administrative expenses in the consolidated statements of operations.

(5)	Derivative Instruments

In June 2006 and December 2006, the Company entered into interest rate swap agreements for notional amounts of $102,500 and $62,500, respectively, to partially offset interest rate exposure with respect to its term loans. The commencement date of the June 2006 swap transaction was June 26, 2006, and it expired on June 26, 2009. The commencement date of the December 2006 swap transaction was December 31, 2006, with $62,500 maturing June 25, 2009, at which time the notional amount increased to $165,000 with a final maturity date of December 31, 2009.

The fair values of the June 2006 and December 2006 swap agreements are included in other current liabilities on the consolidated balance sheets in the amount of $0 as of December 31, 2009.

In April 2009, the Company entered into an interest rate swap for a notional amount of $187,027 declining quarterly with a fixed rate of 1.889% in exchange for floating rates until December 31, 2011. This interest rate swap’s term commences December 31, 2009. The fair value of this interest rate swap is included in other long-term liabilities in the amount of $2,072 and $3,040 as of December 31, 2009 and June 30, 2010, respectively. The interest rate swap was paid off as part of the acquisition of the Company by Willbros.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
(6)	Property and Equipment, Net

Property and equipment, net, all of which secures debt of the Company, at cost, consisted of the following:

	December 31	June 30
	2009	2010

Machinery and equipment	$222,421	230,023
Office furniture and equipment	12,743	12,914
Land	1,488	1,488
Building	2,078	2,102

	238,730	246,527
Less accumulated depreciation	(106,603)	(118,512)

	$132,127	128,015

Included in machinery and equipment is $16,567 and $13,746, and included in office furniture and equipment is $79 and $79, at cost as of December 31, 2009, and June 30, 2010, respectively, for the cost of property that has been capitalized under capital leases.

Depreciation expense, including amortization for assets under capital leases, consisted of the following:

	Six months ended
	June 30
	2009	2010

Depreciation expense	$15,865	15,106
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
(7)	Other Current Liabilities

Other current liabilities consisted of the following:

	December 31	June 30
	2009	2010

Accrued payroll, bonuses and related costs	$20,296	28,022
Accrued insurance	21,578	20,431
Accrued job costs	6,060	8,351
Billings in excess of earnings	5,153	7,738
Accrued management fee	6,773	7,906
Other	6,604	5,747

	$66,464	78,195

(8)	Long-Term Debt

Long-term debt consisted of the following:

	December 31	June 30
	2009	2010

InfrastruX credit facility:
$309,000 term loan	$239,111	238,678
$100,000 revolving line of credit	17,000	34,000
Other obligations:
Various equipment financing	3,569	2,760

Total debt	259,680	275,438
Less current portion	(4,306)	(3,818)

Total long-term debt	$255,374	271,620

InfrastruX Credit Facility (Originated 2006, Amended in 2007, 2009 and 2010)

In November 2006, the Company and InfrastruX Holdings, LLC entered into a credit agreement with a group of banks (InfrastruX Credit Facility), providing a six-year term loan B, a delayed draw loan subject to unutilized fees, and a five-year revolving line of credit with an interest rate of an Alternate Borrowing Base (ABR) or Eurodollar rate at the Company’s option. The term loan was established to refinance the debt used to fund the purchase of InfrastruX by TPF and to fund InfrastruX’s purchase of Hawkeye and its affiliates. Per the InfrastruX Credit Facility, InfrastruX Holdings, LLC is a guarantor of this credit
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
agreement and has pledged its equity interest as collateral. The InfrastruX Credit Facility was amended in September 2007, October 2009 and April 2010 when the Company secured changes to certain covenants.

The InfrastruX Credit Facility, as amended in April 2010, contains restrictive covenants, including financial covenants to maintain an interest coverage ratio of not less than 1.30 to 1.00 based on information from the trailing four quarters beginning the quarter ending September 30, 2010 and increasing up to 3.90 to 1.00 by September 30, 2011 and a maximum total leverage ratio of 7.25 to 1.00 based on information from the trailing four quarters beginning the quarter ending September 30, 2010 and decreasing to 2.60 to 1.00 by December 31, 2011. In connection with an amendment to the InfrastruX Credit facility in April 2010, which became effective as of March 31, 2010, a minimum consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) covenant, and a minimum liquidity covenant were added to the financial covenants, requiring the Company to maintain a minimum level of consolidated EBITDA ranging from $20,000 to $48,000 for the trailing four fiscal quarters beginning with the quarter ended September 30, 2009 until the quarter ending June 30, 2010 and at least $20.0 million in available liquidity as of any month ending on or prior to June 30, 2010. The Company is required to be in compliance with the consolidated EBITDA covenant on a quarterly basis and the minimum liquidity covenant on a monthly basis. The Company’s ability to maintain compliance with these financial covenants depends on the Company’s operating performance, which could be impacted by the current economic downturn and the impact of that downturn upon the industries and customers the Company serves. In addition, the InfrastruX Credit Facility includes other customary restrictions including requirements to furnish audited financial statements, changes in the business, other indebtedness, liens, disposition of property, capital expenditures, use of proceeds, restricted payments and investments.

The term loan matures in November 2012 and requires monthly interest payments at a rate per annum at either (i) the base rate, generally the applicable prime lending rate, plus a margin of 3.50% (subject to a base rate floor of 3.50% or LIBOR plus 1.00%) or (ii) LIBOR plus a margin of 4.50% (subject to a LIBOR floor of 2.50%). The April 2010 amendment requires the Company to pay a supplemental cash amount of 0.50% per annum on the term loan and 2.00% per annum on the revolving line of credit plus an additional 0.50% per annum in the event of a ratings downgrade or the total leverage ratio is less than 3.50 to 1.00. Additionally, with respect to the term loan, the amendment in September 2007 and in October 2009 required InfrastruX to increase the outstanding principal balance by 0.50% per annum of the principal amount of the term loan by capitalizing this supplemental term loan deferred fee amount (payment in kind — PIK) at the time that the supplemental term loan cash amount is paid. The April 2010 amendment requires InfrastruX to increase the outstanding principal balance by 1.50% per annum of the principal amount of the term loan by capitalizing this supplemental term loan deferred fee amount (payment in kind — PIK) at the time that the supplemental term loan cash amount is paid. The interest rate was 8.0% and 9.0% as of December 31, 2009, and June 30, 2010 , respectively. The total amount capitalized for the supplemental term loan deferred fee was $2,886 and $3,674 as of December 31, 2009, and June 30, 2010, respectively.

The term loan requires quarterly principal payments. Excess cash flow payments, if required under the InfrastruX Credit Facility, are due within 120 days of year end. The term loan is secured by substantially all of the assets of the Company. The revolving line of credit matures in November 2011 and requires monthly interest payments at the same rate as the term loan with any outstanding principal balance due
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
upon maturity, and is also secured by substantially all of the assets of the Company. The revolving line of credit was established to provide working capital flexibility and is available for loans and letters of credit. The letters of credit outstanding at any time shall not exceed $60,000. There was an outstanding balance of $17,000 and $34,000 on the revolving line of credit as of December 31, 2009 and June 30, 2010, respectively. Additionally, there were letters of credit outstanding of $13,771 and $18,754 as of December 31, 2009, and June 30, 2010, respectively. The total amount available for borrowing under the revolving line of credit was $69,229 and $47,246 as of December 31, 2009, and June 30, 2010, respectively. The Company had reclassified $310 from long-term debt to current portion of long-term debt for the required excess cash flow payment in 2009. The revolving line of credit is subject to commitment fees, which are paid on the unutilized portion of this line.

On May 8, 2009, the Company executed a consent and waiver agreement for the InfrastruX Credit Facility related to its failure to provide audited financial statements issued within 120 days of year end. In exchange for the consent and waiver agreement, the Company paid a fee of $1,164. A portion of the fee in the amount of $236 that related to the term loan was expensed as incurred.

As part of the October 2009 amendment process, the Company issued, and InfrastruX Holdings, LLC acquired, 20,000 shares of 15% Senior Redeemable Convertible Cumulative Preferred Stock for an aggregate purchase price of $20,000, from which the Company made a $10,000 mandatory prepayment on the term loan principal balance. The 15% Senior Redeemable Convertible Cumulative Preferred Stock is pledged as collateral under the InfrastruX Credit Facility. In addition, the October 2009 amendment requires the Company to repay quarterly outstanding amounts under the revolving line of credit with cash on hand in excess of $15,000 plus the sum of all payment obligations, if any, due and to be paid within five business days of the quarter end until the earlier of September 30, 2011 and the date the Company meets leverage and interest coverage ratios in effect prior to the October 2009 amendment. Beginning with the fiscal quarter ending September 30, 2010, the amendment also requires the Company to increase the principal amount of the term loan at a rate of 1.00% per annum if consolidated EBITDA is less than a specified amount for the previous four fiscal quarters. In addition, the Company capitalized an arrangement and amendment fee, as well as legal fees and expenses incurred by lenders’ counsel, in the aggregate amount of $2,782 related to the October 2009 amendment.

As part of the April 2010 amendment process, the Company capitalized an arrangement and amendment fee, as well as legal fees and expenses incurred by lenders’ counsel, in the aggregate amount of $992 and $847 related to the October 2009 amendment in April 2010 and June 2010, respectively.

In connection with the amendment to the InfrastruX Credit Facility in October 2009, the Company determined that a convertible note that was issued in September 2007 held by InfrastruX Holdings, LLC with TPF had constituted a default under the InfrastruX Credit Facility. Thus, the $50,000 convertible note, along with $17,840 accrued interest, was converted into preferred equity interests in InfrastruX Holdings, LLC, and the default was waived by the lenders.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
The unamortized deferred financing costs related to the InfrastruX Credit Facility for the September 2007 and October 2009 amendments and the May 2009 waiver fee were $6,975 and $7,296 as of December 31, 2009, and June 30, 2010, respectively.

The term loan and revolving line of credit were paid off as part of the acquisition of the Company by Willbros.

Various Equipment Financing

The Company’s subsidiaries have entered into various long-term equipment financing agreements requiring monthly payments at interest rates ranging from 0.0% to 8.0%, which mature at various dates through May 2012. These loans are collateralized by the equipment and some are guaranteed by InfrastruX.

(9)	Preferred Stock Subject to Mandatory Redemption

In October 2009, the Company authorized and issued 20,000 shares of 15% Senior Redeemable Convertible Cumulative Preferred Stock (senior preferred stock) to InfrastruX Holdings, LLC for a purchase price of $19,887, net of issuance costs of $113. As of December 31, 2009 and June 30, 2010, 20,000 shares of the senior preferred stock are outstanding.

The senior preferred stock ranks senior to all other classes of common stock and preferred stock, if and when authorized or issued. However, the holders of the senior preferred stock are not entitled to vote together with the holders of common stock and are not considered equal in regards to rights and privileges.

The holders of the senior preferred stock are entitled to receive cumulative dividends at a rate of 15% per year on the issuance price of $1,000 (the liquidation preference) per share. These dividends are compounded quarterly and become payable on a quarterly basis. Such dividends accrue whether or not they have been declared by the Company. To the extent that dividends are not paid on a quarterly basis, accumulated dividends will be added to the liquidation preference. As of December 31, 2009 and June 30, 2010, dividends accrued were $650 and $2,246, respectively.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the senior preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount equal to the issuance price of $1,000 per share plus all accrued and unpaid dividends. As of June 30, 2010, the total senior preferred stock liquidation preference was $22,246. Upon payment of the liquation preference, the remaining assets of the Company would be distributed to the holders of the common stock and the holders of the senior preferred stock based on the number of shares of the common stock held by each (assuming conversion into stock of all outstanding senior preferred stock). Neither the consolidation nor the merger of the Company is deemed to be a liquidation, dissolution or winding up event.

Each share of the senior preferred stock is convertible into common stock at any time at the option of the holder. The conversion into common stock is calculated by dividing the liquidation preference by the conversion price to determine the number of shares of common stock to be issued. The conversion price is based on either a 10-day average trading price should the Company’s common stock be listed on a public
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
exchange or the fair value as determined by the Board of Directors if the Company’s common stock is not publicly listed. In either case, the conversion price is subject to a mandatory floor of $0.50 per share. As of June 30, 2010, the maximum number of shares of common stock that would be issued upon conversion of the senior preferred stock using the $0.50 per share minimum floor price would be 44,491,286 shares. If the conversion were to occur at the current fair value of the Company’s common stock of $3.55 per share, a total of 6,258,983 shares of common stock would be issued. As of June 30, 2010, the Company had 300,000,000 shares of common stock authorized for issuance and 49,029,869 shares of common stock outstanding.

The senior preferred stock is subject to mandatory redemption on the earlier of the first date certain conditions contained in the InfrastruX Credit Facility have been satisfied or six months after the date there are no obligations or commitments outstanding under the InfrastruX Credit Facility. The InfrastruX Credit Facility term loan matures in November 2012. The redemption amount is equal to the liquidation preference amount. Redemption of the senior preferred stock can only be completed for cash.

There are no provisions related to the senior preferred stock that allow for adjustment to the liquidation preference in connection with a conversion or redemption event. The Company has classified the senior preferred stock as a liability, and has separately disclosed the senior preferred stock on the consolidated financial statements as “Preferred Stock Subject to Mandatory Redemption net.” All associated dividends, whether paid or accrued, are recorded as interest expense in the consolidated statements of operations.

(10)	Lease Commitments

The Company has operating lease agreements for premises and equipment that expire on various dates, including building leases from related-parties as discussed in note 13. The terms of these agreements vary from lease to lease, including some that are subject to escalation clauses. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense related to operating leases consisted of the following:

	Six months ended
	June 30
	2009	2010

Rent expense — cost of revenue	$14,007	14,039
Rent expense — selling, general and administrative	1,970	1,455

Total rent expense	$15,977	15,494

Rent expense related to operating leases with terms greater than one year in duration was $15.1 million for the year ended December 31, 2009, and $7.6 million and $7.5 million for the six months ended June 30, 2009 and 2010, respectively. Rent expense related to operating leases with terms less than one year in duration was $16.2 million for the year ended December 31, 2009 and $8.4 million and $8.0 million for the six months ended June 30, 2009 and 2010, respectively.

The Company also has capital lease agreements for equipment with terms that vary from lease to lease.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
Minimum future lease commitments under noncancelable operating leases with terms greater than one year in duration, including the effect of certain renewal options and escalation clauses, and future minimum lease payments for capital leases in effect at December 31, 2009 are as follows:

	Operating	Capital
	leases	leases
Year ending December 31:
2010	$14,663	6,033
2011	10,965	769
2012	9,495	830
2013	6,844	38
2014	5,396	—
Thereafter	7,136	—

Total future minimum lease payments	$54,499	7,670

Less interest included in minimum capital lease payments		(673)

Capital lease obligations		6,997
Less current portion		(3,840)

Long-term portion of capital lease obligations		$3,157

InfrastruX has guaranteed the residual value on certain of its equipment leases. InfrastruX guarantees the difference between this residual value and the fair value of the underlying asset at the date of termination of the leases. The maximum aggregate guaranteed residual value was approximately $5,192 and $5,466 as of December 31, 2009, and June 30, 2010, respectively. InfrastruX believes that no significant payments will be made as a result of the difference between the fair value of the leased equipment and the guaranteed residual value. However, there can be no assurance that future significant payments will not be required.
(11)	Shareholders’ Equity

Share-Based Compensation Expense
(a)	Overview

On December 12, 2007, the InfrastruX Board of Directors and Shareholder approved the adoption of the InfrastruX 2007 Equity Incentive Plan, which reserved 5,400,000 shares for issuance. In October 2009, the Company granted 525,000 of stock appreciation rights and restricted stock units to a number of employees within the organization as approved by the Board of Directors. Stock appreciation rights have a term of 10.0 years from the date of grant. The restricted stock units have a term of six months and one day following termination of service or a change in control of the Company as defined in the Equity Incentive Plan. All stock appreciation rights and restricted stock units fully vest upon a change in control, or if the cumulative proceeds to TPF upon an exit event,
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
including an initial public offering, equal or exceed two times its investment if such exit event is prior to May 8, 2010.

For the stock appreciation rights and restricted stock units issued in January 2008, 20.0% vested on the date of grant, 20.0% vested in May 2008 and 20.0% vest annually thereafter over the next three-year period commencing one year after May 2008. For the stock appreciation rights of 42,500 issued in December 2008 and for the stock appreciation rights and restricted stock units of 525,000 issued in October 2009, 20.0% vested on the date of grant and 20.0% vest annually thereafter over the next four-year period commencing one year after the grant date. The remaining stock appreciation rights and restricted stock units of 540,000 issued in December 2008 follow the vesting schedule of the grants issued in January 2008, except 40.0% vested upon issuance.

Once vested, each holder of a stock appreciation right is entitled to the positive difference, or spread, if any, between the base price and the fair market value of a share of common stock of the Company on the date of exercise. Upon exercise, the spread will be paid in whole shares of the Company’s common stock with a fair market value equal to the spread.

The holders of restricted stock units are not entitled to receive dividends nor share the same rights and privileges as the holders of common stock. Once vested, each holder of a restricted stock unit is entitled to receive the same number of common shares of the Company.

The Company recorded expense related to its share-based compensation plans of $1,966 for the year ended December 31, 2009, and $888 and $701 for the six months ended June 30, 2009 and 2010, respectively. As of December 31, 2009, and June 30, 2010, there were 802,699 and 1,311,507, respectively, shares available for future issuance under the Company’s share-based compensation plan.

(b)	Stock Appreciation Rights

For purposes of determining compensation expense for stock appreciation right awards, the fair value of each stock appreciation right award is estimated on the date of grant using the Black-Scholes option pricing model. The key assumptions used in the Black-Scholes model for stock appreciation rights granted were as follows:

Year ended
December 31
2009

Dividend yield	—
Risk-free interest rate	2.7%
Expected volatility	59.0%
Expected term	5.8 — 6.0 years
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
The dividend yield assumption is based on the Company’s current intent not to declare or issue dividends. The risk-free interest rate is based on the U.S. Treasury rate for the expected term of the award at the time of grant. The Company’s expected volatility is based on the average volatilities of peer companies. The Company is using the “simplified method” to calculate expected terms of the awards, which represents the period of time that stock appreciation rights granted are expected to be outstanding.

A summary of stock appreciation rights activity consisted of the following:

	appreciation	base	life	intrinsic
	rights	price	(years )	value

Stock appreciation rights outstanding, December 31, 2009	4,262,700	3.62	8.2	5,637
Forfeited	(197,600)	3.62
Expired unexercised	(65,500)	4.93
Exercised	(280,800)	3.53

Stock appreciation rights outstanding, June 30, 2010	3,718,800	3.60	7.6	—

Stock appreciation rights vested and exeercisable, December 31, 2009	2,596,940	3.59	8.2	3,514

Stock appreciation rights vested and exercisable, June 30, 2010 (unaudited)	2,881,320	3.57	7.6	—
The weighted average grant-date fair value of stock appreciation rights granted during 2009 was $2.78. As of December 31, 2009, and June 30, 2010, there was $2,091 and $1,259, respectively, of unrecognized compensation expense related to outstanding stock appreciation rights, which is expected to be recognized over a weighted average period of 1.6 years and 1.0 years, respectively.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
(c)	Other Share-Based Compensation

A summary of nonvested restricted stock units’ activity consisted of the following:

		Weighted
	Restricted	average
	stock	grant-date
	units	fair value
Nonvested shares, December 31, 2009	119,040	3.51
Vested	(50,320)	3.53
Forfeited	(18,400)	3.43

Nonvested shares, June 30, 2010	50,320	3.53

As of December 31, 2009, and June 30, 2010, there was $258 and $140, respectively, of unrecognized compensation expense related to nonvested restricted stock, which is expected to be recognized over a weighted average period of 1.4 years and 0.9 years, respectively. The total grant-date fair value of shares vested during the year ended December 31, 2009 and the six months ended June 30, 2010 was $242 and $178, respectively.
(12)	Other, Net

Other, net in other (income) expense consisted of the following:

	Six months ended
	June 30
	2009	2010
Financing costs (note 8) and bank fees	$1,586	2,447
Other (income) expense	(35)	(283)

Other, net	$1,551	2,164

(13)	Related-Party Transactions

The Company leases a number of facilities from certain of its subsidiaries’ former owners, many of whom continue to be employed by the Company in senior management positions of operating units. Related-party
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
rent expense was recorded in selling, general and administrative expenses in the consolidated statements of operations and consisted of the following:

	Six months ended
	June 30
	2009	2010

Related-party rent expense	$1,095	1,152
The Company on occasion provides services to companies owned or operated by certain of its subsidiaries’ former owner, whom continues to be employed by the Company in a senior management position of operating units. Related-party service income was recorded in revenues in the consolidated statements of operations and consisted of the following:

	Six months ended
	June 30
	2009	2010

Related-party service income	$1,017	99
From time to time, the Company employs the services of a related parties’ subcontractor who performs services the Company itself cannot perform. These services fees were expensed in cost of revenues in the consolidated statements of operations and consisted of the following:

	Six months ended
	June 30
	2009	2010

Related-party service fee expense	$194	62
The Company also accrued fees payable to Tenaska Capital Management LLC pursuant to a Management Agreement for assistance it provides in banking relationships, customer relationships, and industry knowledge. These management fees, reflecting a $2,000 annual fee plus interest, consisted of the following:

	Six months ended
	June 30
	2009	2010

Management fees	$1,081	1,133
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
These management fees are recorded in selling, general and administrative expenses, and the interest is recorded in interest expense in the consolidated statements of operations.

Pursuant to the InfrastruX Credit Facility, as amended (note 8), payment of these fees and accrued interest is deferred. The total amount due, including accrued interest, to Tenaska Capital Management LLC as of December 31, 2009, and June 30, 2010 was $6,773 and $7,906, respectively, and is included in the other current liabilities (note 7) on the consolidated balance sheets.

(14)	Commitments and Contingencies

Litigation

The Company is from time to time a party to legal proceedings and claims that arise in the ordinary course of business. With respect to all such lawsuits, claims, and proceedings, management records reserves when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Management does not believe that any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on the Company’s consolidated financial results.

In September 2009, the Company received a cash settlement of $3,225 from a dispute regarding a contract between one of the Company’s subsidiaries and a customer that had arisen in 2003. The Company recognized the $3,225 as a reduction in other, net in the consolidated statements of operations.

Performance Bonds

In certain circumstances, the Company is required to provide performance bonds in connection with its contractual commitments. The Company has a surety bond program that is supported by letters of credit, and the total surety amount of outstanding performance bonds was $60,857 and $73,863 at December 31, 2009, and June 30, 2010, respectively. InfrastruX estimates that the actual amount of work still to be completed on jobs covered by these performance bonds was $20,001 and $31,170 as of December 31, 2009, and June 30, 2010, respectively.
(Continued)

INFRASTRUX GROUP, INC.
Notes to Condensed Consolidated Financial Statements
(In thousands of dollars, except par values, per share amounts and shares)
(15)	Compliance with Debt Covenants and Amendment to InfrastruX Credit Facility

The Company failed to satisfy certain financial covenants of the InfrastruX Credit Facility as of September 30, 2009 and June 30, 2010. Waivers of these breaches and amendments to the InfrastruX Credit Facility were obtained from its lenders. The last amendment, effective April 14, 2010, modified certain financial covenants regarding minimum EBITDA total leverage and interest expense coverage levels through June 30, 2011. On July 1, 2010, the InfrastruX Credit Facility and its financial covenants were terminated in conjunction with the acquisition of InfrastruX by Willbros Group, Inc.

(16)	Acquisition of the Company

On March 11, 2010, the Company entered into an agreement to be acquired by Willbros Group, Inc. The close of the acquisition was July 1, 2010 for approximately $437,669, $372,381 in cash and approximately $65,288 in common stock of Willbros Group, Inc. In addition, the InfrastruX shareholders will be eligible for contingent earn-out payments of up to $125,000 in cash. Those earn-out payments begin as adjusted EBITDA, as defined, for the InfrastruX business exceeds $69,800 in 2010 and $80,000 in 2011.

(17)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2011, the date which the financial statements were available to be issued, and determined there are no other items to disclose.

Unaudited pro forma condensed income statement
On March 11, 2010, Willbros Group, Inc. (“Willbros” or the “Company”) entered into a definitive Agreement and Plan of Merger (as amended, the “Merger Agreement”), with InfrastruX Group, Inc. (“InfrastruX”). Pursuant to the terms and conditions of the Merger Agreement, Willbros acquired InfrastruX on July 1, 2010.
Immediately prior to the effective time of the acquisition of InfrastruX on July 1, 2010 (the “Acquisition”), each share of InfrastruX preferred stock was converted into shares of InfrastruX common stock and at the effective time of the Acquisition, each share of InfrastruX common stock was converted into the right to receive merger consideration consisting of a combination of cash and Willbros common and (possibly) preferred stock. The shareholders of InfrastruX initially received in the aggregate 7,923,308 shares of Willbros common stock, approximately $360.3 million in cash and a working capital adjustment of $17.8 million, subject to closing balance sheet procedures. Immediately following the July 1, 2010 completion of the Acquisition, InfrastruX’s former shareholders owned approximately 17% of the total number of shares of Willbros common stock outstanding. Former InfrastruX shareholders who did not qualify as “Accredited Investors” received merger consideration consisting solely of cash.
Former InfrastruX shareholders will also be eligible to receive earnout payments in an aggregate of up to $125 million if certain targets are met. The earnout amounts are paid linearly between the below defined ranges:

Adjusted EBITDA
(as defined in
Period	the Merger Agreement)	Earnout payment

2010	≥69.8 up to 80.0 million	$10-40 million
2011	≥80.0 up to 95.0 million	$10-60 million
Combined	≥175.0 up to 190.0 million	$ 0-25 million
If earned, the earnout payments will be made in cash and, under certain circumstances, former InfrastruX shareholders who qualify as Accredited Investors will receive non-convertible, non-voting preferred stock.
In connection with the Merger Agreement, the Company entered into a commitment letter for new senior secured credit facilities.
Consistent with the terms of the Merger Agreement and related financing documents, the following events occured at the time of closing, which we collectively refer to as the Transactions:
•	Willbros entered into a new senior secured credit facility, consisting of a four year, $300 million senior secured term loan facility and a $175 million senior secured revolving credit facility;

•	Willbros acquired InfrastruX and issued 7,923,308 shares of Willbros common stock and approximately $360.3 million in cash, a portion of which was used to repay InfrastruX’s outstanding debt and pay InfrastruX’s fees and expenses related to the foregoing transactions; and

•	Willbros has incurred debt issuance costs of $16.4 million related to the foregoing transactions, which is net of original issue discount of $18.0 million.
The following unaudited pro forma condensed income statement is based on the historical financial statements of the Company and InfrastruX after giving effect to the Transactions. The effects of the

Unaudited pro forma condensed income statement
Acquisition have been prepared using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.
We derived the following unaudited pro forma condensed income statement by applying pro forma adjustments to our historical consolidated financial statements and InfrastruX historical consolidated financial statements.
The unaudited pro forma condensed statement of income data for the period presented gives effect to the Transactions as if they had been consummated on January 1, 2010, the most recently completed fiscal year. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with the unaudited pro forma condensed income statement. You should also read this information in conjunction with the:
•	separate audited historical financial statements of Willbros as of and for the year ended December 31, 2010, included in Willbros Form 10-K for the year ended December 31, 2010; and

•	separate unaudited, unreviewed historical financial statements of InfrastruX as of and for the six-month period ended June 30, 2010, included in this Current Report on Form 8-K.
The unaudited pro forma condensed income statement does not reflect nonrecurring charges that may be incurred in connection with certain merger costs such as cash expenditures for restructuring and integration activities, and retention bonuses, which cannot be reasonably estimated at this time.
The unaudited pro forma condensed income statement does not purport to be indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the period indicated and do not purport to indicate consolidated results of operations as of any future date of any future period.

Unaudited pro forma condensed consolidated statement of income
t
	Willbros				Pro forma
	as reported	InfrastruX			results
	for the	for the			for the
	year ended	Six months ended			year ended
	December 31,	June 30,	Pro forma		December 31,
	2010 (1)	2010	adjustments		2010
	(in thousands, except share and per share data)
Contract revenue	$1,192,412	$308,316	$—		$1,500,728
Operating expenses:
Contract	1,080,391	277,614	1,125	a	1,359,130
Amortization of intangibles	9,724	3,611	2,380	b	15,715
General and administrative	118,427	30,601	(1,949	)c	147,079
Changes in fair value of contingent earnout liability	(45,340)	—	—		(45,340)
Goodwill impairment	60,000	—	—		60,000
Acquisition related costs	10,055	—	—		10,055
Other charges	3,771	—	—		3,771

	1,237,028	311,826	1,556		1,550,410

Operating income (loss)	(44,616)	(3,510)	(1,556)		49,682
Other income (expense):
Interest income	755	13	—		768
Interest expense	(28,320)	(17,203)	(1,597	)d	(47,120)
Other, net	5,474	(2,164)	2,451	e	5,761

Income (loss) from continuing operations before income taxes	(66,707)	(22,864)	(702)		(90,273)
Provision (benefit) for income taxes	(36,150)	(3,271)	(246	)f	(39,667)
Income (loss) from continuing operations	(30,557)	(19,593)	(456)		(50,606)
Income (loss) from discontinued operations net of provision for income taxes	(5,272)				(5,272)
Net income (loss)	(35,829)				(55,878)

Less: Income attributable to noncontrolling interest	(1,207)				(1,207)
Net income (loss) attributable to Willbros Group, Inc. and InfrastruX	$(37,036)				$(57,085)

Reconciliation of net income attributable to Willbros Group, Inc. and InfrastruX
Loss from continuing operations	$(31,764)				$(51,813)
Loss from discontinued operations	(5,272)				(5,272)

Net loss attributable to Willbros Group, Inc. and InfrastruX	$(37,036)				$(57,085)

Basic loss per share attributable to Company Shareholders:
Income from continuing operations	$(0.74)				$(1.10)
Loss from discontinued operations	$(0.12)				$(0.11)

Net income	$(0.86)				$(1.21)

Diluted loss per share attributable to Company Shareholders:
Income from continuing operations	$(0.74)				$(1.10)
Loss from discontinued operations	$(0.12)				$(0.11)

Net income	$(0.86)				$(1.21)

Weighted average number of common shares outstanding:
Basic	43,013,934		3,961,654	g	46,975,588

Diluted	43,013,934		3,961,654	g	46,975,588

(1) Includes the operating results of InfrastruX Group, LLC for the six months ended December 31, 2010.

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

a)	Represents the increase in depreciation expense due to the revaluation of InfrastruX’s assets to fair value, partially offset by the elimination of historical amortization related to certain InfrastruX intangible assets, which were previously reported within contract costs based on their nature.

b)	Elimination of historical amortization related to all remaining intangible assets, which were previously separately reported on the statement of income. This reduction is offset by an increase in amortization expense due to the revaluation of InfrastruX’s assets to fair value.

c)	Elimination of management fees ($2,000 annual) paid by InfrastruX to Tenaska Capital Management LLC as well as certain InfrastruX legal fees, expensed in the historical period, but paid out prior to closing. These fees will not be recurring.

d)	Elimination of InfrastruX’s historical interest expense, offset by the incremental interest expense for the term loan facility as well as amortization of debt issuance costs.

e)	Elimination of bank fees incurred by InfrastruX from its previous lender.

f)	Represents the application of a 35% statutory rate to all adjustments.

g)	On July 1, 2010, the Company issued 7,923,308 shares of Willbros common stock to InfrastruX shareholders as part of the Acquisition price. These shares were valued based on the Company’s stock price on the closing date for GAAP purposes. As of December 31, 2010, 3,961,654 weighted-average shares (representative of one half weighting of the 7,923,308 issued) were included in the denominator of the Company’s year-to-date basic and diluted earnings per share calculation. The additional adjustment of 3,961,654 represents the additional adjustment necessary to reflect the full amount of shares issued to InfrastruX shareholders.